Exhibit 99.1

Station Casinos Announces Record Second Quarter EBITDA and Increases Dividend

    LAS VEGAS--(BUSINESS WIRE)--July 25, 2006--Station Casinos, Inc. (NYSE: STN) ("Station" or the "Company") today announced the results of its operations for the second quarter ended June 30, 2006 and other Company-related news.

    Highlights include:

    -- Record second quarter EBITDA (1) of $134.0 million, an increase of 13% over the prior year's second quarter.

    -- Revenues from its Major Las Vegas Operations, excluding Green Valley Ranch, increased 28% from the prior year's second quarter.

    -- Adjusted for non-recurring items and development expenses, diluted earnings per share ("EPS") of $0.61 compared to $0.66 in the prior year's second quarter, a decrease of 8%.

    -- The successful opening of Red Rock Casino Resort Spa ("Red Rock") on April 18, 2006.

    -- The announcement of the Phase III master-planned expansion at Red Rock, which will include a 72-lane bowling center and expansions of both parking garages.

    -- Repurchasing approximately 6.3 million shares of the Company's common stock during the quarter, through a combination of open market purchases and an accelerated stock buyback program, thus completing the Company's previously authorized stock repurchases.

    -- A new authorization by the Board of Directors for the Company to repurchase up to 10 million shares of the Company's common stock.

    -- Declaring a quarterly cash dividend of $0.2875 per share payable on September 1, 2006 to shareholders of record on August 11, 2006, which constitutes a 15% increase over the prior quarterly dividend.

    Results of Operations

    The Company's net revenues for the second quarter ended June 30, 2006 were approximately $341.8 million, an increase of 25% compared to the prior year's second quarter. The Company reported EBITDA for the quarter of $134.0 million, an increase of 13% compared to the prior year's second quarter. This marks the eighteenth consecutive quarter of year-over-year growth of Adjusted EBITDA. For the second quarter, Adjusted Earnings (2) applicable to common stock were $37.3 million, or $0.61 per diluted share, compared to last year's $0.66 per diluted share on a comparable basis.
    During the second quarter, the Company incurred preopening costs related to projects under development of $13.6 million, a $0.1 million loss on the disposition of certain assets and $2.5 million in costs to develop new gaming opportunities, primarily related to Native American gaming. Including these items, the Company reported net income of $26.8 million and diluted earnings applicable to common stock of $0.44 per share.
    The Company's earnings from its Green Valley Ranch joint venture for the second quarter were $11.5 million, which represents a combination of the Company's management fee plus 50% of Green Valley Ranch's operating income. For the quarter, Green Valley Ranch generated EBITDA before management fees of $26.4 million, an 8% increase compared to the prior year's second quarter. "Green Valley Ranch has continued its strong performance this year despite the significant construction disruption related to the Phase III expansion of that property, as well as new supply in the market," said Lorenzo
J. Fertitta, vice chairman and president.

    Las Vegas Market Results

    For the second quarter, net revenues from the Major Las Vegas Operations, excluding Green Valley Ranch, increased to $305.3 million, a 28% increase compared to the prior year's quarter, while EBITDA from those operations increased 17% to $114.5 million. The results for the second quarter include 73 days of operations at Red Rock. "The revenue growth reflects the very successful opening of Red Rock and the remarkable customer acceptance of the new property," said Lorenzo Fertitta.
    EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

    Balance Sheet Items and Capital Expenditures

    Long-term debt was $3.04 billion as of June 30, 2006. Total capital expenditures were $215.3 million for the second quarter. Expansion and project capital expenditures included $140.3 million for Phase I and Phase II of Red Rock, $30.4 million for the expansion of Santa Fe Station, $13.3 million for the expansion of Fiesta Henderson and $6.5 million for the purchase of land. During the second quarter, the Company also purchased approximately 6.3 million shares of its common stock for approximately $472.7 million. As of June 30, 2006, the Company's debt to cash flow ratio as defined in its bank credit facility was 5.2 to 1.

    Phase III Master-planned Expansion of Red Rock

    Today the Company announced the commencement of the Phase III master-planned expansion of Red Rock, which will include a 72-lane bowling center and expansions of both parking garages. Construction of the bowling center is currently underway and is expected to be completed in the second quarter of 2007. The expansions of the parking garages are expected to begin in September 2006 and be completed in phases beginning in the third quarter of 2007 through the first quarter of 2008. The Company anticipates minimal construction disruption with respect to this expansion. The estimated cost of this expansion is approximately $60 million to $65 million.

    Dividend

    The Company's Board of Directors has declared a quarterly cash dividend of $0.2875 per share, which represents a 15% increase over the prior quarterly cash dividend. The dividend is payable on September 1, 2006 to shareholders of record on August 11, 2006.

    Stock Repurchases

    Since the beginning of the year, the Company has repurchased 10.1 million shares of its common stock through a combination of open market purchases and an accelerated stock buyback program, thus completing the Company's previously authorized stock repurchases. The total cost of the share repurchases completed in 2006 to date is approximately $737 million. In addition, on July 24, 2006 the Company's Board of Directors authorized the repurchase of up to an additional 10 million shares of the Company's common stock, which essentially replenishes the previous authorization.

    Fiscal 2006 and 2007 Guidance

    The Company is reiterating its EBITDA guidance for both the third quarter and fourth quarter of 2006. The Company expects EBITDA for the third quarter of approximately $135 million to $140 million and EBITDA for the fourth quarter of $151 million to $156 million, excluding development expense and other non-recurring items. The guidance assumes construction disruption relating to the Santa Fe Station, Fiesta Henderson and Green Valley Ranch master-planned expansions of $2 million in the third quarter and none in the fourth quarter. This would result in EPS of $0.49 to $0.54 for the third quarter and $0.59 to $0.64 for the fourth quarter, assuming 59.5 million diluted shares outstanding for the third quarter and 60 million for the fourth quarter. This guidance assumes the completion of most of the components of the Fiesta Henderson expansion in the third quarter of 2006, the completion of the Santa Fe Station expansion in phases beginning in the fourth quarter of 2006 through the first quarter of 2007 and the completion of the Green Valley Ranch expansion from the fourth quarter of 2006 through early 2007. The third quarter guidance assumes revenue growth in the Major Las Vegas Operations, excluding Green Valley Ranch, of 30% to 35% over the prior year and an effective tax rate of 38.0%.
    The Company is also reiterating EBITDA guidance for fiscal 2007 of approximately $630 million to $670 million and updating EPS guidance to $2.53 to $2.95. This guidance assumes that the Phase II master-planned expansion of Red Rock opens in early 2007, and further assumes an effective tax rate of 37.2% and 61 million diluted shares outstanding.

    Conference Call Information

    The Company will host a conference call today, Tuesday, July 25, at 12:00 p.m. (Eastern Time) to discuss its second quarter 2006 financial results and provide guidance for the remainder of 2006 and 2007. Those interested in participating in the call should dial (866) 633-6299, or (706) 679-5908 for international callers, approximately 10 minutes before the call start time. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, www.stationcasinos.com (3). A replay of the call will be available from 4:00 p.m. (Eastern Time) on July 25, 2006, until 12:00 p.m. (Eastern Time) on August 7, 2006 at
(800) 642-1687. The reservation number is 2033599.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley's Casino & Brewing Company and The Greens in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

    This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and its Registration Statement on Form S-4 File No. 333-133414. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com (3).
    Construction projects such as the master-planned expansions of Red Rock, Santa Fe Station, Fiesta Henderson and Green Valley Ranch entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.
    Development of the proposed gaming and entertainment projects with the Gun Lake Tribe, the Federated Indians of Graton Rancheria, the Mechoopda Indian Tribe of Chico Rancheria and the North Fork Rancheria of Mono Indians and the operation of Class III gaming at each of the projects is subject to certain governmental and regulatory approvals, including, but not limited to, approval of state gaming compacts with the State of Michigan or the State of California, the Department of the Interior completing the process of taking land into trust for the benefit of the tribes and approval of the management agreements by the National Indian Gaming Commission. No assurances can be given as to when, or if, these governmental and regulatory approvals will be received.

    (1) EBITDA consists of net income plus income tax provision, interest and other expense, loss on early retirement of debt, loss or gain on asset disposals, preopening expenses, lease terminations, depreciation, amortization and development expense. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax provision, interest and other expense, loss on early retirement of debt, loss or gain on asset disposals, preopening expenses, lease terminations, depreciation, amortization and, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income is included in the financial schedules accompanying this release.
    (2) Adjusted Earnings excludes development expense, preopening expenses, lease terminations, loss or gain on asset disposals and loss on early retirement of debt. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income and EPS is included in the financial schedules accompanying this release.
    (3) The hyperlink to the Company's URL is included herein solely for the convenience of investors in accessing the audio webcast of the second quarter conference call. All other references herein to the Company's URL are inactive textual references. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.



                         Station Casinos, Inc.
                 Condensed Consolidated Balance Sheets
                        (amounts in thousands)
                              (unaudited)

                                               June 30,   December 31,
                                                 2006        2005
                                              ----------- -----------

Assets:
  Cash and cash equivalents                      $90,474     $85,552
  Receivables, net                                47,192      19,604
  Other current assets                            46,563      34,055
                                              ----------- -----------
    Total current assets                         184,229     139,211
  Property and equipment, net                  2,385,991   1,990,584
  Other long-term assets                         881,356     799,248
                                              ----------- -----------
    Total assets                              $3,451,576  $2,929,043
                                              =========== ===========



Liabilities and stockholders' (deficit)
 equity:
  Current portion of long-term debt                 $242        $108
  Other current liabilities                      304,729     228,657
                                              ----------- -----------
    Total current liabilities                    304,971     228,765
  Revolving credit facility                    1,122,200     330,000
  Senior and senior subordinated notes         1,904,886   1,606,545
  Other debt                                      17,031       9,136
  Interest rate swaps, mark-to-market             (7,856)     (1,461)
  Other long-term liabilities                    161,713     125,244
                                              ----------- -----------
    Total liabilities                          3,502,945   2,298,229
  Stockholders' (deficit) equity                 (51,369)    630,814
                                              ----------- -----------
    Total liabilities and stockholders'
     (deficit) equity                         $3,451,576  $2,929,043
                                              =========== ===========


                         Station Casinos, Inc.
            Condensed Consolidated Statements of Operations
             (amounts in thousands, except per share data)
                              (unaudited)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                  2006      2005      2006      2005
                               --------- --------- --------- ---------
Operating revenues:
  Casino                       $245,137  $202,896  $461,360  $406,909
  Food and beverage              56,276    36,715    95,147    73,552
  Room                           21,619    15,681    38,640    32,062
  Other                          17,862    12,867    31,834    24,050
  Management fees                23,984    23,626    49,884    46,902
                               --------- --------- --------- ---------
    Gross revenues              364,878   291,785   676,865   583,475
  Promotional allowances        (23,087)  (17,817)  (42,604)  (36,047)
                               --------- --------- --------- ---------
    Net revenues                341,791   273,968   634,261   547,428
                               --------- --------- --------- ---------

Operating costs and expenses:
  Casino                         86,949    70,698   161,129   141,426
  Food and beverage              41,423    25,982    67,999    51,224
  Room                            7,839     5,365    13,383    10,567
  Other                           6,820     4,388    11,403     8,318
  Selling, general and
   administrative                58,157    44,434   102,780    88,373
  Corporate expense              16,472    14,072    32,759    28,264
  Development expense             2,549     2,091     4,681     4,702
  Depreciation and
   amortization                  31,363    25,117    57,027    49,470
  Preopening expenses            13,566     1,186    27,688     1,803
  Loss (gain) on asset
   disposals, net                    65       301      (778)      214
  Lease terminations                  -     3,560       500    11,654
                               --------- --------- --------- ---------
                                265,203   197,194   478,571   396,015
                               --------- --------- --------- ---------

Operating income                 76,588    76,774   155,690   151,413
  Earnings from joint ventures    9,917     8,710    21,840    19,400
                               --------- --------- --------- ---------
Operating income and earnings
 from joint ventures             86,505    85,484   177,530   170,813
                               --------- --------- --------- ---------

Other income (expense):
  Interest expense, net         (41,345)  (18,884)  (65,161)  (37,850)
  Interest and other expense
   from joint ventures           (1,480)   (2,142)   (3,048)   (3,826)
  Loss on early retirement of
   debt                               -         -         -      (678)
                               --------- --------- --------- ---------
                                (42,825)  (21,026)  (68,209)  (42,354)
                               --------- --------- --------- ---------

Income before income taxes       43,680    64,458   109,321   128,459
  Income tax provision          (16,887)  (23,849)  (41,406)  (47,210)
                               --------- --------- --------- ---------
Net income                      $26,793   $40,609   $67,915   $81,249
                               ========= ========= ========= =========

Earnings per common share:
    Basic                         $0.46     $0.60     $1.10     $1.20
    Diluted                       $0.44     $0.58     $1.07     $1.17

Weighted average common shares
 outstanding
    Basic                        58,851    67,902    61,463    67,670
    Diluted                      60,921    69,469    63,458    69,223

Dividends paid per common
 share                            $0.25     $0.21     $0.50     $0.42


                         Station Casinos, Inc.
                        Summary Information and
                Reconciliation of Net Income to EBITDA
      (amounts in thousands, except occupancy percentage and ADR)
                              (unaudited)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                  2006      2005      2006      2005
                               --------- --------- --------- ---------
Major Las Vegas Operations
 (a):
--------------------------
Net revenues                   $305,256  $238,736  $559,976  $478,098

Net income                      $39,091   $38,940   $83,559   $79,446
  Income tax provision           23,148    21,877    49,489    45,666
  Interest and other
   expense, net                  22,574    13,923    37,206    27,168
  Depreciation and
   amortization                  29,806    23,422    53,707    46,235
  (Gain) loss on asset
   disposals, net                  (151)       12      (405)     (148)
  Preopening expenses                 -        53         -       147
                               --------- --------- --------- ---------
EBITDA                         $114,468   $98,227  $223,556  $198,514
                               ========= ========= ========= =========

Green Valley Ranch (50% owned):
-------------------------------
Net revenues                    $63,001   $57,251  $130,095  $114,659

Net income                      $14,588   $11,315   $32,423   $27,055
  Interest and other expense,
   net                            5,716     5,953    11,910    11,480
  Depreciation and
   amortization                   6,105     5,547    12,103    10,762
  Loss on asset disposals, net        2       637        25     1,159
  Lease terminations                  -     1,032         -     1,032
                               --------- --------- --------- ---------
EBITDA                          $26,411   $24,484   $56,461   $51,488
                               ========= ========= ========= =========

Major Las Vegas Operations
 including Green Valley Ranch:
------------------------------
Net revenues                   $368,257  $295,987  $690,071  $592,757

Net income                      $53,679   $50,255  $115,982  $106,501
  Income tax provision           23,148    21,877    49,489    45,666
  Interest and other expense,
   net                           28,290    19,876    49,116    38,648
  Depreciation and
   amortization                  35,911    28,969    65,810    56,997
  (Gain) loss on asset
   disposals, net                  (149)      649      (380)    1,011
  Lease terminations                  -     1,032         -     1,032
  Preopening expenses                 -        53         -       147
                               --------- --------- --------- ---------
EBITDA                         $140,879  $122,711  $280,017  $250,002
                               ========= ========= ========= =========

Total Station Casinos, Inc.
 (b):
---------------------------
Net income                      $26,793   $40,609   $67,915   $81,249
  Income tax provision           16,887    23,849    41,406    47,210
  Interest and other
   expense, net                  42,825    21,026    68,209    41,676
  Depreciation and
   amortization                  31,363    25,117    57,027    49,470
  Development expense             2,549     2,091     4,681     4,702
  Preopening expenses            13,566     1,186    27,688     1,803
  Loss (gain) on asset
   disposals, net                    65       301      (778)      214
  Lease terminations                  -     4,076       500    12,170
  Loss on early retirement of
   debt                               -         -         -       678
                               --------- --------- --------- ---------
EBITDA                         $134,048  $118,255  $266,648  $239,172
                               ========= ========= ========= =========

Occupancy percentage                96%       97%       97%       97%
ADR                                 $75       $61       $71       $63

(a) Includes the wholly owned properties of Red Rock (since April 18,
    2006), Palace Station, Boulder Station, Texas Station, Sunset
    Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b) Includes the Major Las Vegas Operations, Wild Wild West, Wildfire, Magic Star, Gold Rush, the Company's earnings from joint ventures, management fees and corporate expense.


                         Station Casinos, Inc.
               Reconciliation of GAAP Net Income and EPS
                     to Adjusted Earnings and EPS
             (amounts in thousands, except per share data)
                              (unaudited)

                             Three Months Ended      Six Months Ended
                                  June 30,               June 30,
                             -------------------- -------------------
                                2006        2005     2006        2005
                             ---------- --------- --------- ---------

Adjusted Earnings (a):
Net income                      $26,793   $40,609   $67,915   $81,249
  Development expense             1,657     1,359     3,043     3,056
  Preopening expenses             8,818       771    17,997     1,172
  Loss (gain) on asset
   disposals                         42       196      (506)      139
  Lease terminations                  -     2,649       325     7,910
  Loss on early retirement
   of debt                            -         -         -       441
                             ---------- --------- --------- ---------
Adjusted Earnings               $37,310   $45,584   $88,774   $93,967
                             ========== ========= ========= =========

Adjusted basic earnings per
 common share (a):
Net income                        $0.46     $0.60     $1.10     $1.20
  Development expense              0.03      0.02      0.05      0.04
  Preopening expenses              0.14      0.01      0.29      0.02
  Loss (gain) on asset
   disposals                        -         -       (0.01)      -
  Lease terminations                -        0.04      0.01      0.12
  Loss on early retirement
   of debt                          -         -         -        0.01
                             ---------- --------- --------- ---------
Adjusted basic earnings per
 common share                     $0.63     $0.67     $1.44     $1.39
                             ========== ========= ========= =========

Weighted average common
 shares outstanding - basic      58,851    67,902    61,463    67,670


Adjusted diluted earnings
 per common share (a):
Net income                        $0.44     $0.58     $1.07     $1.17
  Development expense              0.03      0.02      0.05      0.04
  Preopening expenses              0.14      0.01      0.28      0.02
  Loss (gain) on asset
   disposals                        -        0.01     (0.01)      -
  Lease terminations                -        0.04      0.01      0.12
  Loss on early retirement
   of debt                          -         -         -        0.01
                             ---------- --------- --------- ---------
Adjusted diluted earnings
 per common share                 $0.61     $0.66     $1.40     $1.36
                             ========== ========= ========= =========

Weighted average common
 shares outstanding - diluted    60,921    69,469    63,458    69,223


(a) All dollar and per share amounts are shown net of tax.

    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-495-4242
             Executive Vice President/Chief Financial Officer/
              Chief Administrative Officer
                     or
             Thomas M. Friel, 800-544-2411 or 702-495-4210
             Vice President of Finance/Controller
                     or
             Lori B. Nelson, 800-544-2411 or 702-495-4248
             Director of Corporate Communications